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                                       78

                                                               Exhibit 4(c)

instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of such Outstanding Securities and any coupons appertaining thereto to receive, solely from the trust fund described in Section 1304 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any) and interest, if any, on such Securities and any coupons appertaining thereto when such payments are due, (B) the Company's obligations with respect to such Securities under Sections 305, 306, 1002 and 1003 and with respect to the payment of Additional Amounts, if any, on such Securities as contemplated by
Section 1004, (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (D) this Article. Subject to compliance with this Article Thirteen, the Company may exercise its option under this Section notwithstanding the prior exercise of its option under Section 1303 with respect to such Securities and any coupons appertaining thereto.

Section 1303.  Covenant Defeasance.
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          Upon the Company's exercise of the above option applicable to this
Section with respect to any Securities of or within a series, the Company shall be released from its obligations under Sections 1004 and 1005, and, if specified pursuant to Section 301, its obligations under any other covenant, with respect to such Outstanding Securities and any coupons appertaining thereto on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter, "covenant defeasance"), and such Securities and any coupons appertaining thereto shall thereafter be deemed to be not "Outstanding" for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with Sections 1004 and 1005, or such other covenant, but shall continue to be deemed "Outstanding" for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Securities and any coupons appertaining thereto, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or such other covenant or by reason of reference in any such Section or such other covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or a Default under Section 503(5) or otherwise, as the case may be, but, except as specified above, the remainder of this Indenture and such Securities and any coupons appertaining thereto shall be unaffected thereby.

Section 1304.  Conditions to Defeasance or Covenant Defeasance.
               -----------------------------------------------

          The following shall be the conditions to application of Section 1302 or Section 1303 to any Outstanding Securities of or within a series and any coupons appertaining thereto:

               (a) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 607 who shall agree to comply with the provisions of this Article Thirteen applicable to it) as trust funds in trust for the purpose of making the following